Exhibit 99.1

Boeing Announces Actions to Navigate COVID-19 Crisis

CHICAGO, March 20, 2020-The Boeing Company [NYSE: BA] today announced several decisions to support the company as it navigates through the COVID-19 pandemic while ensuring the company is positioned for the industry's recovery. Decisions include:

•	CEO Dave Calhoun and Board Chairman Larry Kellner will forgo all pay until the end of the year.

•	The company will suspend its dividend until further notice.

•	Boeing will extend its pause of any share repurchasing until further notice. The company previously suspended its stock buyback program in April of 2019.

Boeing is drawing on all of its resources to sustain operations, support its workforce and customers, and maintain supply chain continuity through the COVID-19 crisis and for the long term.

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Contact
Boeing Communications
media@boeing.com